Exhibit 5.1

Our reference	JACKM/KTB/350750-25

10 February 2022

TC BioPharm (Holdings) plc (Company)

Maxim 1, 2 Parklands Way

Holytown

Motherwell

ML1 4WR

Scotland

United Kingdom

Dear Sir / Madam

We are lawyers qualified to practice law in Scotland. We have acted as counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form F-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”), including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the “Commission”) under the Act (the “462 Registration Statement”), which relates to the registration, offering and sale of (a) ordinary shares of £0.01 par value each (“Ordinary Shares”) in the form of American Depositary Shares (“ADS”), issued by the Bank of New York Mellon at the rate of one Ordinary Share for each ADS; (b) warrants (“Warrants”), each Warrant to purchase ordinary shares, (c) Ordinary Shares which may be issued upon exercise of the Warrants, (d) a representative warrant to purchase Ordinary Shares (the “Representative Warrant”); and (e) Ordinary Shares underlying the Representative Warrant (together the “Securities”), to be offered and sold by the Company pursuant to the terms an underwriting agreement among the Company and EF Hutton, a division of Benchmark Investments, LLC, as representative of the Several Underwriters (the “Underwriting Agreement”).

1	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for online inspection at the Registrar of Companies in Scotland on 10 February 2022 including:

(a)	the Company’s original Memorandum and Articles of Association;

(b)	the Company’s Articles of Association adopted on 17 December 2021.

1.2	The Company’s Articles of Association which were conditionally adopted on 14 January 2022.

1.3	The minutes of the meeting of the board of directors of the Company held on 12 January 2022 and the draft board minutes relating to meetings of the board of directors of the Company held or to be held on 7 February 2022 and 10 February 2022 (the “Board Resolutions”).

1.4	The resolutions of the shareholders of the Company passed at the shareholder meetings of the Company which took place on 14 January 2022 and 3 February 2022 (“Shareholder Resolutions”).

1.5	A certificate from a Director of the Company dated 7 February 2022 (the “Director’s Certificate”)).

1.6	The Registration Statement as filed with the Commission on February 10, 2022 in the form provided to us.

1.7	A draft of each of the Underwriting Agreement, the share certificate representing the Ordinary Shares, the warrant agent agreement relating to the Warrants (“Warrant Agreement”), the warrant certificate relating to the Warrants (“Warrant Certificate”), the Deposit Agreement (as defined in the Underwriting Agreement), and the Representative’s Warrant Agreement (as defined in the Underwriting Agreement).

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of all documentation that we have reviewed. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	That the final forms of the Underwriting Agreement, the Warrant Agreement, the Warrant Certificate, the Deposit Agreement, and the Representative Warrant as signed by the parties thereto will conform in all respects to the drafts thereof as filed with the Registration Statement.

2.3	All signatures, initials and seals are genuine.

2.4	The aggregate number of all Securities to be issued will not exceed 200,000,000 Ordinary Shares and at least the nominal value of £0.01 per share is paid in cash to the Company on any subscription for any of the Securities notwithstanding the terms of any of agreement relating to the issue of the Securities.

2.5	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.6	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the 20 January 2022 is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.7	The Board Resolutions and the Shareholder Resolutions remain in full force and effect and have not been revoked.

2.8	There is nothing under any law (other than the law of the Scotland) which would or might affect the opinions hereinafter appearing.

Specifically, we have made no independent investigation of the laws of the USA.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a public company limited by shares and registered under the Companies Act 2006 (the “Act”) validly existing under the laws of Scotland, and possesses the capacity to sue and be sued in its own name.

3.2	The Company is (or will on satisfaction of any conditions in the Shareholder Resolutions be and assuming the Board Resolutions have been passed) authorised to issue the Ordinary Shares to be issued by the Company as registered on the Registration Statement for issuance in connection with the ADSs and underlying the Warrants and Representative Warrant (together the foregoing are referred to as the “Securities”).

3.3	The Securities have been (or will on satisfaction of any conditions in the Shareholder Resolutions be) duly authorised for issue by the shareholders of the Company, and when issued by the Directors of the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement, the Underwriting Agreement, the Deposit Agreement, the Warrant Agreement and the Representative Warrant, as applicable (which sum shall in all circumstances and notwithstanding the terms of such agreements be at least the nominal value of the Securities in cash), and duly registered in the Company’s register of members (shareholders), such Securities will be validly authorised, issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Securities).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations of the Company may be subject to restrictions pursuant to any agreement to which it is party which has not been reviewed by us.

4.2	We make no comment with regard to any references to foreign law or statutes in the Registration Statement.

4.3	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of Scotland which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Addleshaw Goddard LLP

Direct line	+44 (0)141 574 2371

Email	murray.jack@addleshawgoddard.com